Exhibit 99.1

Bausch & Lomb Voluntarily Recalls MoistureLoc® Worldwide;
Customer Safety is Our Top Priority, Says CEO

FOR RELEASE MONDAY, MAY 15, 2006

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) announced today that it is permanently removing its MoistureLoc® contact lens solution from worldwide markets effective immediately.

"Bausch & Lomb's top priority is the safety of our customers, and we want them to have complete confidence in our products." said Bausch & Lomb Chairman and CEO Ronald L. Zarrella.

Health authorities in Hong Kong, Singapore and the United States previously reported that the MoistureLoc formula was used by many of the contact lens wearers treated for a rare eye infection called Fusarium keratitis.  Bausch & Lomb immediately launched a massive investigation to determine the root cause of the infections and understand why there appeared to be a disproportionate association with MoistureLoc.  Because the product sold in those markets was made in the company's Greenville, S.C. factory, Bausch & Lomb initially removed the MoistureLoc product from markets supplied by that plant.

"After an extensive investigation involving thousands of tests, millions of dollars and collaboration with government agencies, health authorities and independent experts, there is no evidence of product contamination, tampering, counterfeiting or sterility failure," Zarrella said.  "That leads us to conclude that some aspect of the MoistureLoc formula may be increasing the relative risk of Fusarium infection in unusual circumstances.  We are continuing to investigate this link, but in the meantime, we're taking the most responsible action in the interests of our customers by discontinuing the MoistureLoc formula.  We are taking this action even in countries where we have seen no unusual trends in Fusarium infections, for example in China and the markets in Europe, the Middle East, and Africa."

The FDA and the U.S. Centers for Disease Control and Prevention previously reported that MoistureLoc solution was disproportionately represented among the confirmed cases of Fusarium keratitis, as compared with other Bausch & Lomb or competitive products.

Bausch & Lomb suggests that former MoistureLoc users switch to ReNu MultiPlus or ReNu Multi-Purpose, the brands more people worldwide have chosen for their contact lens care.  Those products each have longstanding unsurpassed records of safety and effectiveness, and each has a formula different from that of MoistureLoc.  Manufacturing plants in Greenville, S.C.; Milan, Italy; Beijing, China; and Bhiwadi, India, will shift production from MoistureLoc to the ReNu MultiPlus and ReNu Multi-Purpose formulas.

Bausch & Lomb is working with eye care practitioners to launch new programs that will provide consumers with products and information for better eye health.  Eye care practitioners agree that contact lens wearers reduce the risk of infection when they follow proper lens wear and care practices.

Bausch & Lomb introduced the MoistureLoc formula in late 2004.  The product contributed approximately $100 million of sales in 2005.  The company has not provided revenue or earnings guidance for 2006 and has not estimated the financial impact of this action on its 2006 results.

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INVESTOR CALL: Bausch & Lomb will hold a conference call for investors today at 2:00 p.m. Eastern.  The call-in number is 913.981.5591.  The rebroadcast number: 719.457.0820, confirmation 6465434.  Replay will be available from 5:30 p.m. ET through midnight May 19, 2006.  The investor call will be broadcast live on the Internet, available on the Investor Relations page of the Company's Web site, www.bausch.com, or at www.vcall.com.

NOTE TO TELEVISION PRODUCERS:  Satellite feeds of a videotape statement from Bausch & Lomb Chairman and CEO Ron Zarrella will be available as follows:

UNITED STATES - THREE FEEDS: Airdate: Today, Monday May 15, 2006
At 11:00 a.m. to 11:15 a.m. ET; 1:00 p.m. to 1:15 p.m. ET; 3:00 p.m. to 3:15 p.m. ET
Satellite Coordinates: IA 6 Transponder 21 C-Band
Downlink Frequency: 4120 V

ASIA FEED: Airdate: Tuesday, May 16, 2006
Time: 0545-0600 GMT
Title: Bausch & Lomb Feed to Asia
Satellite: PAS-2/08C MCPC CH.2 (169' E)
Downlink Frequency: D/L: 3901.000 MHz Horizontal
FEC: 3/4
Symbol Rate (Ms/s) 30.80000
Virtual Channel: 2, Network ID: 1
Color: NTSC
PAS Ref: 05162006-375 (see below)
Playout: Pacific Television Center +1.310.287.3800
Uplink: Pas +1.404-381-2320

EUROPE FEED Airdate: Tuesday, May 16, 2006
Time: 1100-1115 GMT
Title: Bausch & Lomb Feed to Europe
Satellite: AB1/B1/CH E (9MHZ)
Downlink Frequency: 10966.17H
FEC: 3/4
Symbol Rate: 6.1113

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb.  Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company's products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the impact of the matters described in this news release on sales of the Company's other lens care products or other products, the cost to the Company of recalling product, defending matters in litigation, investigations and future product testing and other related costs and expenses; the outcome of the Audit Committee's continuing independent investigations of events described in the Company's prior disclosures concerning those investigations; the outcome of PricewaterhouseCoopers' quarterly review process in connection with the filing of the Company's Quarterly Report on Form 10-Q for the third quarter of fiscal 2005 and of the extended year-end review process in connection with the filing of the Company's Annual Report on Form 10-K for fiscal 2005 and the expected, estimated adjustments described in this news release; the filing of the Company's 10-Q for third quarter of fiscal 2005 and its 10-K for fiscal 2005; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful completion and integration of business acquisitions; the Company's success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company's success in the process of management testing, including  evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company's SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York.  Bausch & Lomb's 2004 revenues were $2.2 billion; it employs approximately 13,700 people worldwide and its products are available in more than 100 countries.  More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com . Copyright Bausch & Lomb Incorporated.

®/™ denote trademarks of Bausch & Lomb Incorporated.